AMENDMENT

to the

POOLING AND SERVICING AGREEMENT

dated as of August 1, 2005

among

DEUTSCHE ALT-A SECURITIES, INC.,

WELLS FARGO BANK, NATIONAL ASSOCIATION, and

HSBC BANK USA, NATIONAL ASSOCIATION

Deutsche Alt-A Securities, Inc. Mortgage Loan Trust, Series 2005-4

Mortgage Pass-Through Certificates

This AMENDMENT (this “Amendment”) is made and is effective as of this 9th day of December, 2005, among Deutsche Alt-A Securities, Inc., as depositor (the “Depositor”), Wells Fargo Bank, National Association, as master servicer (the “Master Servicer”) and securities administrator (the “Securities Administrator”) and HSBC Bank USA, National Association, as trustee (the “Trustee”), to the Pooling and Servicing Agreement relating to the above-captioned Mortgage Pass-Through Certificates, dated as of August 1, 2005 (the “Pooling and Servicing Agreement”), among the Depositor, the Master Servicer, the Securities Administrator and the Trustee.

RECITALS

WHEREAS, the Depositor, the Master Servicer, the Securities Administrator and the Trustee entered into the Pooling and Servicing Agreement;

WHEREAS, the Depositor desires to amend certain provisions of the Pooling and Servicing Agreement as set forth herein; and

WHEREAS, Section 11.1 of the Pooling and Servicing Agreement provides that the Pooling and Servicing Agreement may be amended by the Depositor, the Master Servicer, the Securities Administrator and the Trustee with the consent of the holders of each Class of Certificates affected thereby for the purpose of adding any provisions to the Pooling and Servicing Agreement or changing in any manner or eliminating any of the provisions thereof or of modifying in any manner the rights of the Holders of such Class or Classes of affected Certificates, upon the satisfaction of certain conditions set forth therein.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and of the mutual covenants herein contained, the parties hereto hereby agree as follows:

SECTION 1.     Defined Terms. Capitalized terms used but not defined herein shall have the meanings ascribed thereto in the Pooling and Servicing Agreement.

SECTION 2.   Amendment. The parties hereto agree to amend the Pooling and Servicing Agreement as provided herein:

(a)          Section 1.1 of the Pooling and Servicing Agreement is hereby amended by adding the following new definition thereto:

Optional Termination Date: The Distribution Date on which the aggregate Principal Balance of the Loans and the fair market value of each REO Property remaining in the Trust Fund is reduced to less than or equal to 5% of the sum of (i) the Scheduled Principal Balance of the Loans as of the Cut-Off Date and (ii) the Original Pre-Funded Amount.

(b)          The definition of “Pass-Through Rate” in Section 1.1 of the Pooling and Servicing Agreement is hereby amended by deleting the fourth paragraph in its entirety and replacing it with the following:

With respect to the Class A-4 Certificates and the Distribution Date in September 2005, 5.50% per annum, and with respect to any Distribution Date thereafter, a per annum rate equal to the lesser of (a) 5.50% per annum in the case of each Distribution Date through and including the Optional Termination Date, or 6.00% per annum in the case of any Distribution Date following the Optional Termination Date and (b) the Net WAC Pass-Through Rate for the related Distribution Date. For federal income tax purposes, the Pass-Through Rate on the Class A-4 Certificates will be a per annum rate equal to the lesser of (a) 5.50% per annum in the case of each Distribution Date through and including the Optional Termination Date and 6.00% per annum in the case of each Distribution Date thereafter and (b) the Uncertificated REMIC II Pass-Through Rate on REMIC II Regular Interest MT-A4.

SECTION 3.   Limited Effect. Except as expressly amended and modified by this Amendment, the Pooling and Servicing Agreement shall continue in full force and effect in accordance with its terms. Reference to this Amendment need not be made in the Pooling and Servicing Agreement or any other instrument or document executed in connection therewith or herewith, or in any certificate, letter or communication issued or made pursuant to, or with respect to, the Pooling and Servicing Agreement, any reference in any of such items to the Pooling and Servicing Agreement being sufficient to refer to the Pooling and Servicing Agreement as amended hereby.

SECTION 4.   Governing Law. This Amendment shall be construed in accordance with the laws of the State of New York and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws without regard to conflicts of laws principles (other than Section 5-1401 of the New York General Obligations Law).

SECTION 5.   Counterparts. This Amendment may be executed simultaneously in any number of counterparts, each of which counterparts shall be deemed to be an original, and such counterparts shall constitute but one and the same instrument.

SECTION 6.   Severability of Provisions. If any one or more of the covenants, agreements, provisions or terms of this Amendment for any reason whatsoever shall be held invalid, then such covenants, agreements, provisions or terms shall be deemed severable from the remaining covenants, agreements, provisions or terms of this Amendment and shall in no way affect the validity or enforceability of the other provisions of this Amendment.

SECTION 7.   Successors and Assigns. The provisions of this Amendment shall be binding upon and inure to the benefit of the respective successors and assigns of the parties hereto, and all such provisions shall inure to the benefit of the Certificateholders.

SECTION 8.   Section Headings. The section headings used in this Amendment are for convenience of reference only, and shall not limit or otherwise affect the meaning hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered by their duly authorized officers as of the day and year first above written.

DEUTSCHE ALT-A SECURITIES, INC., as Depositor

By:	/s/ Susan Valenti
Name:	Susan Valenti
Title:

By:	/s/ Marina Tukhin
Name:	Marina Tukhin
Title:

HSBC BANK USA, NATIONAL ASSOCIATION, not in its individual capacity but solely as Trustee

By:	/s/ Elena Zheng
Name:	Elena Zheng
Title:	Assistant Vice President

WELLS FARGO BANK, N.A., as Master Servicer and Securities Administrator

By:	/s/ Kristen Ann Cronin
Name:	Kristen Ann Cronin
Title:	Vice President

Consented and Agreed:

DEUTSCHE BANK SECURITIES INC.
Holder of 100% Percentage Interest of the Class M Certificates, the Class B-1 Certificates, the Class B-2 Certificates, the Class B-3 Certificates, the Class B-4 Certificates and the Class B-5 Certificates

By:	/s/ Susan Valenti
Name:	Susan Valenti
Title:

By:	/s/ Marina Tukhin
Name:	Marina Tukhin
Title:

Consented and Agreed:

DEUTSCHE BANK SECURITIES INC. Holder of 100% Percentage Interest of the Class A-X1B Certificates

By:	/s/ Marina Tukhin
Name:	Marina Tukhin
Title:	Vice President

By:	/s/ Hyung Peak
Name:	Hyung Peak
Title:	Managing Director